Plant Rental Agreement

Party A: Jianyun Xie
Party B: Shenzhen ORB-Fortune New Material Co., Ltd

Through friendly consultations, Both Parties sign and abide this agreement about the plant rental between Party A and Party B.

1.	Plant Area, Period
Party A rents a machinery plant to Party B from Feb 1st, 2010 to Jan 31st, 2011, total area of 360 square meters. This is a one-year agreement. Absence of exceptional circumstances after the expiration, Party B should have the priority right to renew this agreement.
The surrounding area of the plant is used by Party B for free. Party B is responsible for clean up the rubbishes and debris in order to maintain a tidy place. From the date of implementation of this agreement, Party A should remove all items belonged to him.

2.	Regulations and Administration on use of workshop
2.1	Party B may use the workshop as warehouse or processing plant, provided that it comply with applicable law and the business engaged in is legitimate.
2.2	Party B leases the workshop in current status to Party B. In the leasing period, Party B is responsible for the maintenance and repair of the leasing item and also the expenses incurred hereafter.
2.3	Party B is forbidden to carry on reformation of the leasing house without the prior written consent of Party A.
2.4	Party A shall keep routine work of warehouse in order, in order to prevent robbery, fire, moisture, and assure the sanitation inside and outside of the workshop.
2.5
Upon signature of this agreement, Party A shall make water and electricity available to the door of workshop and install the water meter and electricity meter. Inside, it shall be arranged and set by Party B based on their need.

2.6	Both parties agree that the line loss is paid according to the ratio of actual electricity used by both parties.
2.7
Party B has the right to use the Toilet in a distance of 100 m from the workshop, which is belonged to Party A. Party B shall not build other toilets. The expenses for water used in this regard shall be settled by friendly negotiation between Party A and Party B.

3.	Fee item, standard and method
3.1	Warehouse Toll: RMB9/per month/square meter, total fee of RMB3240/per month.
3.2	Party B pays warehouse deposit RMB2000 to Party A at the date of signing this agreement
3.3
Rental fee pays by monthly. Party B should pay the rental fee by 10th every month. If Party B fails to pay the fee on time, Party A could deduct the rental fee from the warehouse deposit. Once the deposit is not enough for rental fee, Party B was considered to fail to fulfill this agreement. Party A have the right to terminate this agreement.

4.	Others
4.1	Party A should keep Party B’s business secrets.
4.2	Party B should handle insurance by themselves.
4.3	Fee standard is reviewed and adjusted by annually.
4.4
In the agreement period, if party A fails to fulfill this agreement by the impact of the government or overall plan of Meat Process Factory, Party A should inform Party B 2 month in advance. This agreement will be terminated until the specified date informed by Party A. Party A have the right to handle the plant after the specified date.

5.	In the agreement period, both parties are entitled a disclaimer stating that, by force majeure factors, the agreement can not be perform.
6.	Any other outstanding issues, both parties should negotiate and sign a supplementary agreement. The supplementary agreement and this agreement have same effect.
7.	This agreement is quadruplicate. Each party have two copies.

Party A: Jianyun Xie	Party B: Shenzhen ORB-Fortune New Material Co., Ltd
Representative: Jianyun Xie (Signed)	Representative: Cheng Xie (Signed)
Date: Jan 18th, 2010	Date: Jan 18th, 2010